Amendment
to the
DISTRIBUTION AGREEMENT
Dated February 28, 2017
between
Manifold Fund Advisors, LLC (formerly RiskX Investments, LLC)
and
Matrix 360 Distributors, LLC.

Effective June 1, 2017, RiskX Investments, LLC, the Adviser to the American Independence Funds, will be known as Manifold Fund Advisors, LLC.

The undersigned hereby execute this Amendment to the Distribution Agreement dated February 28, 2017 and executed between Manifold Fund Advisors, LLC and Matrix 360 Distributors, LLC, to be effective as of June 1, 2017.

Matrix 360 Distributors, LLC

By: ______________________________

Name: Brandon J. Byrd

Title: CEO

Manifold Fund Advisors, LLC

By: ______________________________

Name: Robert Rokose

Title: Head of Fund Services